Consent of Independent Registered Public Accounting Firm
                                                                   EXHIBIT 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Calypte Biomedical Corporation

We consent to the incorporation by reference in the registration statements No. 333-106387 and No. 333-106389 on Form S-8 of our report dated March 19, 2004, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years then ended, which report appears in the December 31, 2003 annual report on Form 10-KSB of Calypte Biomedical Corporation.


/s/ Odenberg Ullakko Muranishi & Co. LLP

San Francisco, California
March 19, 2004




























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